Exhibit 23.1

Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 23, 2026 with respect to the consolidated financial statements and internal control over financial reporting of Ituran Location and Control Ltd. included in the Annual Report on Form 20-F for the year ended December 31, 2025, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL
FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel-Aviv, Israel

May 28, 2026

Certified Public Accountants
Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.